UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2024

Airspan Networks Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39679	85-2642786
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, FL 33431
(Address of Principal Executive Offices) (Zip Code)

(561) 893-8670
(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MIMO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2024 (the “Effective Date”), Airspan Networks Holdings Inc., a Delaware corporation (the “Company”), entered into the Limited Waiver and Consent, Fifth Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents (the “Fifth Amendment and Restatement Agreement”) among the Company, as Holdings (in such capacity, “Holdings”), Airspan Networks Inc., a Delaware corporation (“ANI”), as the Borrower (in such capacity, the “Borrower”), certain subsidiaries of the Company, as guarantors, the lenders party thereto (collectively, the “Lenders”) and DBFIP ANI LLC, as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Agent”). The Fifth Amendment and Restatement Agreement by its terms amended and restated the Fourth Amended and Restated Credit Agreement, dated December 22, 2023 (as further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Effective Date, the “Fourth A&R Credit Agreement”), among Holdings, the Borrower, the Agent and certain Lenders and guarantors party thereto, and replaced the Fourth A&R Credit Agreement in its entirety with the Fifth Amended and Restated Credit Agreement (the “Fifth A&R Credit Agreement”) among Holdings, the Borrower, the Agent and certain subsidiaries of the Company, as guarantors, the Lenders party thereto, and the Agent.

Pursuant to the Fifth Amendment and Restatement Agreement, the parties thereto agreed to, among other things, (i) extend the waiver of certain potential prospective events of default under the Fifth A&R Credit Agreement in the limited manner set forth therein, (ii) establish new delayed draw term loan commitments in the aggregate amount of $750,000, (iii) the forbearance by the Lenders party to the Fifth Amendment and Restatement Agreement from exercising their rights and remedies as a result of certain potential prospective events of default under the Fifth A&R Credit Agreement in the limited manner set forth therein and (iv) impose the Fifth Restatement Fee (as defined in the Fifth A&R Credit Agreement) in the amount of $300,000, which is capitalized in connection with the advance of the Fifth Restatement Delayed Draw Term Loans (as defined below).

The Fifth A&R Credit Agreement establishes a new delayed draw term loan commitment of $750,000 (the “Fifth Restatement Delayed Draw Term Loan”), which will accrue interest at a variable rate per annum equal to either the Base Rate (as defined in the Fifth A&R Credit Agreement) or the Adjusted Term SOFR (as defined in the Fifth A&R Credit Agreement), plus between 9.00% and 14.00% per annum, which shall be calculated based on the applicable Net EBITDA Leverage Ratio (as defined in the Fifth A&R Credit Agreement). The Fifth Restatement Delayed Draw Term Loan is scheduled to mature on December 30, 2024. The Borrower may prepay the loans under the Fifth A&R Credit Agreement, subject to a prepayment penalty of between 0.00% to 5.00% of the principal amount prepaid, depending on the timing of the prepayment.

In connection with the Fifth A&R Credit Agreement, the Company modified the terms of its Senior Secured Convertible Note Purchase and Guarantee Agreement, dated July 30, 2021 (as further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Effective Date, the “Note Purchase Agreement”) pursuant to the Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated the Effective Date (the “NPA Amendment”), among the Company, ANI, certain of its subsidiaries as guarantors, the purchasers party thereto and the administrative and collateral agent. The Note Purchase Agreement (as amended by the NPA Amendment) and the convertible notes issued under the Note Purchase Agreement (the “Convertible Notes”) were modified to, among other things, (i) extend the waiver of certain potential prospective events of default under the Note Purchase Agreement in the limited manner set forth therein and (ii) the forbearance by the purchasers party to the NPA Amendment from exercising their rights and remedies as a result of certain potential prospective events of default under the Note Purchase Agreement in the limited manner set forth therein.

The foregoing descriptions of the Fifth Amendment and Restatement Agreement and the NPA Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of these documents, which are filed as Exhibits 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Limited Waiver and Consent, Fifth Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents, dated February 28, 2024, among Airspan Networks Inc., Airspan Networks Holdings Inc., certain of its subsidiaries, as guarantors, the lenders party thereto and DBFIP ANI LLC, as administrative agent and collateral agent
10.2	Limited Waiver and Consent, Sixth Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated February 28, 2024, among Airspan Networks Inc., Airspan Networks Holdings Inc., certain of its subsidiaries, as guarantors, the purchasers party thereto and DBFIP ANI LLC, as agent, collateral agent and trustee
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2024	Airspan Networks Holdings Inc.

	By:	/s/ David Brant
David Brant
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

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